[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.1

Amendment No. 3

to Supply Agreement

This Amendment No. 3, (“Amendment No. 3”) effective as of 26 April 2023 (the “Effective Date”) amends that certain Supply Agreement having an effective date of 1 July 2021, as amended to date (the “Agreement”) and is made by and between the parties hereto (each a “Party” and collectively the “Parties”).

WHEREAS, pursuant to the Agreement, Biological E. Limited (“Customer”) ordered, and Dynavax Technologies Corporation (“Dynavax”) delivered all Customer ordered quantities of Dynavax Adjuvant to Customer;

WHEREAS, the Agreement specifies invoicing and payment terms for the deliveries of Dynavax Adjuvant to Customer;

WHEREAS, the Parties now wish to amend the Agreement in order to establish a payment schedule for certain past due amounts receivable as of the Effective Date for deliveries of Dynavax Adjuvant pertaining to certain CEPI allocated materials totaling [*] (the “Remaining CEPI-Related Payments”), of which the Dynavax portion totals [*] (the “Dynavax Portion”) and the CEPI portion totals USD $47,401,420 (the “CEPI Portion”); and

WHEREAS, the Parties now desire to make certain changes to payment terms for the Remaining CEPI-Related Payments, as described in greater detail below.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Subject to Section 1(d) below, Customer shall remit the following payments in full and final settlement of the Dynavax Portion of the Remaining CEPI-Related Payments (including any applicable interest for delayed payments thereto calculated from the date(s) such payments became due pursuant to Section 6.6 of the Agreement until the date such payments are made by Customer (“Dynavax Interest”):

a.
USD $13,500,000 shall be paid to Dynavax on or before [*] in settlement of (i) such amount of the Dynavax Portion and (ii) the Dynavax Interest accrued on such amount;

b.
USD $1,000,000 shall be paid to Dynavax on or before [*] in settlement of (i) such amount of the Dynavax Portion and (ii) the Dynavax Interest accrued on such amount;

c.
Up to USD $12,312,937 shall be paid to Dynavax in settlement of (i) such amount of the Dynavax Portion and (ii) the Dynavax Interest accrued on such amounts, as set forth on Schedule A hereto, within [*] working days from Customer’s receipt of any payment(s) after the Effective Date from the Government of India (including any public agencies or entities or semi-private or private agencies or entities acting on behalf of the Government of India, collectively, “GOI”) totaling [*] or more related in any manner to the supply of Customer Product to Government of India

(including, without limitation, cancellation fees or payments (e.g., payments pursuant to take or pay provisions) or credits associated with any such cancellation fees or payments) that incorporates some or all of the inventory of Dynavax Adjuvant existing with Customer as of the Effective Date (collectively, the “GOI Payment”); provided that such GOI Payment occurs on or before 15 August 2025 (the “GOI Payment Deadline”). For avoidance of doubt, any such credits under the GOI Payment shall not include [*]. For the sake of clarity, (x) GOI Payment does not include [*]; and (y) if the GOI Payment is not received by Customer before the GOI Payment Deadline, then the Dynavax Portion payable pursuant to this Section 1(c) in settlement of (i) such amount of the Dynavax Portion and (ii) the accrued Dynavax Interest shall be [*]; and

d.
Notwithstanding the above, the Parties further agree that to the extent Customer fails to timely remit any of the payments set forth in Sections 1(a)-(c) above in accordance with the terms of this Amendment No. 3, then:

i.
the full amount of the Dynavax Portion shall be reinstated (less any settlement amount actually paid pursuant to Sections 1(a)-(c)) and the reduced payment provisions set forth in Section 1 shall be null and void for the unpaid amounts of the Dynavax Portion, including reinstatement of accrued Dynavax Interest. For the sake of clarity, the Dynavax Interest on any settlement amount actually paid pursuant to Sections 1(a)-1(c) shall be limited to interest that had accrued up to the date of payment of each such settlement amount; provided, to the extent that Customer has timely remitted payment under Sections 1(a) and 1(b), then with respect to the payment due under Section 1(c), the reinstatement of Dynavax Interest shall be limited to interest that had accrued up to the Effective Date;

ii.
the payment terms of the Agreement (including late payment provisions set forth in Section 6.6 thereof with such Dynavax Interest accruing from the first due dates under the Agreement) shall apply to Customer’s payment obligations for the unpaid amounts of the Dynavax Portion of the Remaining CEPI-Related Payments; and

iii.
for the sake of clarity, if Customer fails to timely remit payment pursuant to Section 1(a), then Customer shall be obligated to remit payment to Dynavax of [*] plus late payment Dynavax Interest.

2.
Section 7.3 of the Agreement is hereby amended and supplemented by adding a subsection (d) as follows:

“as of the Effective Date of Amendment No. 3, Customer has not received the GOI Payment.”

3.
Customer hereby agrees to participate in meetings from time to time as reasonably requested by Dynavax at such dates and times to be mutually agreed between the Parties. The periodic meetings will continue so long as Customer continues to owe Dynavax the amounts due for the Dynavax Portion of the Remaining CEPI-Related Payments. At the periodic meetings, the Parties will discuss and exchange information and documentation related to the payment of the Dynavax Portion of the Remaining CEPI-Related Payments, the status of GOI Payments under Section 1(c), and such other information that Dynavax requires for purposes of its public company reporting obligations and audited financial statements. In this connection, Customer agrees to provide (i) annual unaudited financial statements within [*] days after each fiscal year and (ii) annual audited financial statements within [*] days after each fiscal year for the fiscal years [*]. Customer’s obligation to provide such financial statements to Dynavax shall cease earlier if Customer has paid Dynavax $12,312,937 as set forth under Section 1(c).

4.
The Parties acknowledge and agree that this Amendment No. 3 shall have no bearing or effect on Dynavax’s rights and Customer’s obligations with respect to the CEPI Portion of the Remaining CEPI-Related Payments (including any applicable interest for delayed payments thereto calculated from the date(s) such payments became due for the first time under the Agreement until the date such payments are made by Customer (“CEPI Interest”) which shall remain due and payable after the Effective Date. In this connection, Customer acknowledges, agrees, and/or consents that:

(a)
Dynavax is communicating directly with CEPI to inform CEPI of the matters set forth in this Amendment No. 3 and to seek CEPI’s consent to the assignment of Dynavax’s rights and Customer’s obligations under the Agreement with respect to payment of the CEPI Portion of the Remaining CEPI-Related Payments including any CEPI Interest;

(b)
Dynavax is hereby authorized pursuant to Section 17.1 of the Agreement to assign CEPI, or CEPI’s designee, current Dynavax rights and Customer obligations under the Agreement for payment of the CEPI Portion of the Remaining CEPI-Related Payments including any CEPI Interest;

(c)
From the date Dynavax has assigned to CEPI, or CEPI’s designee, Dynavax’s rights and Customer obligations under the Agreement for payment of the CEPI Portion of the Remaining CEPI-Related Payments including any CEPI Interest, then CEPI and Customer shall deal directly with respect to such matters; and

(d)
Nothing in this Amendment No. 3 shall be deemed as a guarantee by Dynavax that it shall be successful in assigning to CEPI, or CEPI’s designee, the current Dynavax’s rights and Customer’s obligations under the Agreement for payment of the CEPI Portion of the Remaining CEPI-Related Payments including any CEPI Interest.

5.
Dynavax shall use commercially reasonable efforts to continue to extend the shelf life of Dynavax Adjuvant (including Dynavax Adjuvant previously delivered to Customer) based on real time stability data with a target of no less than [*] from the date of manufacture and to diligently provide Customer with the reasonable and customary documentation relating to such stability testing.

6.
Except as provided in this Amendment No. 3, capitalized terms used in this Amendment No. 3 that are not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement, as amended.

7.
This Amendment No. 3 and the Agreement (as amended by this Amendment No. 3) embody the entire agreement between the Parties with respect to the subject matter hereof and thereof. In the event of any conflict or inconsistency between the provisions of the Agreement and the provisions of this Amendment No. 3, the provisions of this Amendment No. 3 shall control.

8.
Unless expressly amended by this Amendment No. 3, all other terms of the Agreement as amended remain in full force and effect in accordance with its terms.

9.
This Amendment No. 3 may be executed in one or more counterparts, each of which is deemed an original, but both of which together shall constitute one and the same instrument.
10.
IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be executed by their duly authorized representatives as of the Effective Date.

Dynavax Technologies Corporation By: /s/ Ryan Spencer Name: Ryan Spencer Title: CEO Date: 4/26/2023	Biological E. Limited By: /s/ Mahima Datla Name: Mahima Datla Title: Managing Director Date: 4/26/2023

Schedule A

Aggregate GOI Payment Amount received on or before August 15, 2025	Aggregate Customer Payment Amount towards settlement of the amount under 1(c) along with applicable Dynavax Interest
[*]	[*]
USD $125,000,000 to USD $249,999,999	USD $5,500,000
USD $250,000,000 or more	USD $12,312,937